Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the previously filed Registration Statements of Research Solutions, Inc. on Form S-8 (File Nos. 333-169823, 333-185059, 333-200656, 333-214824, 333-221963, 333-235261 and 333-250799) and on Form S-1 (File No. 333-212649) of our report dated September 23, 2021, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of June 30, 2021 and 2020 and for the years then ended which appear in Research Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed with the Securities and Exchange Commission on September 23, 2021.

/s/ Weinberg & Company, P.A.

September 23, 2021

Los Angeles, California